Exhibit 3.5

Execution Version

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Alliance Resource Operating Partners, L.P., a Delaware limited partnership (the “Partnership”), is entered into and executed by MGP II, LLC, a Delaware limited liability company (“MGP II”), effective this 31st day of May 2018.

RECITALS

WHEREAS, reference is herein made to that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated effective as of August 20, 1999 (as amended hereby, the “Partnership Agreement”). Terms used but not defined herein shall have the meanings set forth in the Partnership Agreement;

WHEREAS, MGP II is the Managing General Partner of the Partnership;

WHEREAS, pursuant to Section 13.1 and Section 13.2 of the Partnership Agreement, the Partnership Agreement may be amended solely by the Managing General Partner; and

WHEREAS, MGP II wishes to amend the Partnership Agreement to reflect the admission of MGP II as the Managing General Partner of the Partnership and Alliance Resource Partners, L.P., a Delaware limited partnership, as the Special General Partner of the Partnership.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, MGP II hereby agrees as follows:

1.              Amendment to the Definition of “Managing General Partner”. The definition of “Managing General Partner” as set forth in Section 1.1 to the Partnership Agreement is hereby amended and restated in its entirety as follows:

““Managing General Partner” means MGP II, LLC and its successors and permitted assigns as managing general partner of the Partnership.”

2.              Amendment to the Definition of “Special General Partner”. The definition of “Special General Partner” as set forth in Section 1.1 to the Partnership Agreement is hereby amended and restated in its entirety as follows:

““Special General Partner” means Alliance Resource Partners, L.P. and its successors and permitted assigns as special general partner of the Partnership.”

3.              Amendment to Section 4.2 of the Partnership Agreement. Section 4.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

1

“Section 4.2                             Transfer of General Partner’s Partnership Interest.

(a)                                 Subject to Section 4.2(b) below, a General Partner may transfer all or any of its General Partner Interest without the approval of any Partner or Assignee.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). In the case of a transfer pursuant to and in compliance with this Section 4.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.4, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.”

4.              Ratification. MGP II hereby ratifies and confirms in all respects all actions heretofore taken by the Board of Directors consistent with the Partnership Agreement, as amended by this Amendment, including, without limitation, actions taken by the Board of Directors either by unanimous written consent or by the vote of a majority of the Board of Directors at any meeting at which a quorum was present.

5.              No Other Changes. Other than as set forth herein, all of the other terms and provisions of the Partnership Agreement shall remain in full force and effect.

6.              Defined Terms; Headings; Counterparts. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. The headings contained in this Amendment are inserted for convenience only and shall not be used to interpret the terms hereof.

7.              Governing Law. This Amendment shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, MGP II has executed this Amendment on the date first written above.

MGP II, LLC

By:	Alliance Holdings GP, L.P.

By:	Alliance GP, LLC,
its general partner

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.